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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                       GENERAL SURGICAL INNOVATIONS, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)


                                  371013 10 3
             -------------------------------------------------------
                                 (CUSIP Number)


                               NOVEMBER 10, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 371013 10 3                     13G

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brentwood Associates V, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                          - 0 -

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                             - 0 -
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                          - 0 -

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                             - 0 -

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      - 0 -
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------



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ITEM 1(a)   NAME OF ISSUER:

                  General Surgical Innovations, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3172A Porter Drive, Palo Alto, CA 94304


ITEM 2(a)   NAME OF PERSON FILING:

              Brentwood Associates V, L.P.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025

ITEM 2(c)   CITIZENSHIP:

                  Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)   CUSIP NUMBER:

                  371013 10 3

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  N/A

ITEM 4      OWNERSHIP:

                  (a) Amount Beneficially Owned:  0

                  (b) Percent of Class:  0%

                  (c) Number of Shares as to which such person has:

                      (i) sole power to vote or to direct the vote:  0

                      (ii) shared power to vote or direct the vote:  0

                      (iii) sole power to dispose or to direct the disposition
                            of:  0


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                      (iv)  shared power to dispose or to direct the disposition of:  0

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

                  N/A

ITEM 10     CERTIFICATION:

                  N/A


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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:   February 8, 2000

                                          BRENTWOOD ASSOCIATES V, L.P.,
                                          a Delaware limited partnership

                                          By:  Brentwood V Ventures, L.P.,
                                               a Delaware limited partnership
                                               Its:  General Partner


                                               By: /s/ G. Bradford Jones
                                                   -----------------------------
                                                   G. Bradford Jones
                                                   General Partner


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